UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D. C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): January 1, 2024

PRECIPIO, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-36439	91-1789357
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

4 Science Park, New Haven, CT 06511

(Address of principal executive offices) (Zip Code)

(203) 787-7888

(Registrant's telephone number, including area code)

Not Applicable
(Former name, former address and former fiscal year, if changed since last report date)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:
Title of each class	Ticker symbol(s)	Name of each exchange on which registered
Common Stock, $0.01 par value per share	PRPO	Nasdaq Capital Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 or Rule 12b-2 of the Securities Exchange Act of 1934.

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Resignation of Director

On January 1, 2024, the board of directors (the “Board”) of Precipio, Inc. (the “Company”) accepted the resignation of Douglas Fisher as a member of the Board, Audit Committee and Compensation Committee, and any other committee thereof, effective January 1, 2024. Effective January 1, 2024, Dr. Fisher became an observer of the Board, and in such capacity, Dr. Fisher will attend, in a non-voting observer capacity, meetings of the Board. Dr. Fisher did not resign due to any disagreement with the Company on any matter relating to its operations, policies or practices.

Appointment of Director

On January 1, 2024, upon the recommendation of the Nominating and Corporate Governance Committee of the Board, the Board appointed Ms. Christina Valauri to fill the vacancy left by Mr. Fisher’s resignation and to serve as a class II director of the Company, effective January 1, 2024, and until her term expires at the 2026 annual meeting of stockholders, at which time she will stand for election by the Company’s stockholders or her earlier resignation, retirement or removal. In connection with her appointment to the Board, Ms. Valauri was appointed as a member of the Nominating and Corporate Governance Committee. [The Board determined Ms. Valauri is independent under the listing standards of Nasdaq.]

As a non-employee director, Ms. Valauri will be compensated for service under the Company’s policy for non-employee director compensation. In connection with her election and pursuant to the Company’s 2017 Stock Option and Incentive Plan, as amended, (the “Plan”), the Company granted Ms. Valauri stock options (each an “Option” and together, the “Options”) to purchase an aggregate of 103 and 259 shares, respectively, of the Company’s common stock (“Common Stock”), par value $0.01 per share, each at an exercise price per share equal to the closing price of the Company’s Common Stock on January 2, 2024 (the “Grant Date”). The Option to purchase 103 shares shall vest equally on a monthly basis over a twelve-month period commencing on the Grant Date, and the Option to purchase 259 shares shall vest equally on a monthly basis over a thirty-six-month period commencing on the Grant Date.

Ms. Valarui does not have a family relationship with any of the executive officers or directors of the Company. Ms. Valarui is not a party to any transaction with the Company that would require disclosure under Item 404(a) of Regulation S-K, and there are no arrangements or understandings between s. Valarui and any other persons pursuant to which Ms. Valarui was selected as a director of the Company. Ms. Valarui will enter into an indemnification agreement with the Company consistent with the form of indemnification agreement entered into between the Company and its existing non-employee directors.

The Company’s Audit Committee now consists of David S. Cohen, Richard Sandberg and Kathleen D. LaPorte, with Ms. LaPorte serving as the Chair of the Audit Committee. The Compensation Committee now consists of David S. Cohen and Ron A. Andrews, with Mr. Cohen serving as Chair of the Compensation Committee. The Nominating and Corporate Governance Committee now consists of Jeffrey Cossman and Christina Valauri, with Dr. Cossman serving as the Chair of the Nominating and Corporate Governance Committee.

Item 7.01 Regulation FD Disclosure.

On January 2, 2024, the Company issued a press release announcing the resignation of Dr. Fisher and the appointment of Ms. Valauri. A Copy of the Press Release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits

(d) Exhibits

99.1	Press release dated January 2, 2024.
104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PRECIPIO, INC.

By:	/s/ Ilan Danieli
Name:	Ilan Danieli
Title:	Chief Executive Officer

Date: January 2, 2024